UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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ASHLAND GLOBAL HOLDINGS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Attached as Exhibit 1 is an e-mail distributed by Ashland Global Holdings Inc. on January 27, 2020 in response to an e-mail inquiry by one of its investors.

Exhibit 1

Dear Amy,

Thank you for your interest in Ashland’s 2020 Annual Meeting of Stockholders—we appreciate the opportunity to provide you with additional information. In response to your inquiry, please see the following statement which provides further details regarding Ms. Main’s qualifications to serve on Ashland’s Board of Directors:

Our Governance and Nominating Committee and broader Board of Directors (“Board”), with input from our shareholders, are committed to continuing to assemble a strong, committed, diverse and refreshed Ashland Board through careful consideration of qualified candidates, and we are proud of what we have accomplished thus far. We are sensitive to the fact that outside board and other commitments could affect a director’s ability to devote sufficient time and attention to board duties. Importantly, our Board has concluded – based on her ongoing significant contributions throughout her tenure – that Ms. Main’s existing outside duties will not limit her ability to devote sufficient time and attention to her duties as a member of the Ashland Board. Based on election returns from our 2019 Annual Meeting of Shareholders where nearly 98.7% of the votes cast were in favor of Ms. Main’s re-election, it seems as though a substantial majority of Ashland’s shareholders agree.

As set forth in our corporate governance guidelines, when evaluating our directors in consideration of re-election, “the G&N Committee will evaluate the qualifications and performance of each incumbent Director before recommending the nomination of that Director for an additional term.” Our Governance and Nominating Committee and our Board believe that Ms. Main has demonstrated, and will continue to demonstrate, her expertise and ability to dedicate sufficient time to carry out Board duties effectively for the following reasons:
●	Ms. Main’s attendance record demonstrates her commitment to our Board, participating in 92.3% of Board meetings and 100% of her committee meetings in fiscal 2019.
●
Ms. Main is consistently prepared and has exemplary participation at meetings of the Board, and has regularly and appropriately engaged with management and the other members of the Board outside of meetings of the Board. This has not changed since she joined the board of Garrett Motion Inc.

●
Ms. Main’s contributions to discussions and decision making as a member of the Board and the Audit Committee and the Governance and Nominating Committee are valuable based on her significant management experience as the senior vice president and chief financial officer of Teledyne Technologies and public company board experience as a member of the board of directors of Garrett Motion Inc.

●	Ms. Main’s vast public company financial experience brings knowledge to the Board in the areas of finance, accounting, operations, risk oversight and corporate governance.

The Governance and Nominating Committee and Board continues to strongly believe Ms. Main has devoted, and will continue to devote, sufficient time to carry out her Ashland board duties effectively.

Again, we appreciate your interest and would be glad to address any further questions you may have.

Thank you for your consideration.

IMPORTANT INFORMATION
On December 9, 2019, Ashland filed with the Securities and Exchange Commission (the “SEC”) its definitive proxy statement on Schedule 14A (the “proxy statement”) and proxy card in connection with its 2020 Annual Meeting, which is available free of charge at the SEC’s website at www.sec.gov and Ashland’s website at http://investor.ashland.com. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS, INCLUDING ASHLAND’S PROXY STATEMENT AND ANY AMENDMENTS THERETO AND ACCOMPANYING PROXY CARD, FILED WITH OR FURNISHED TO THE SEC BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT ASHLAND.

CERTAIN INFORMATION REGARDING PARTICIPANTS
Ashland, its directors, director nominees and certain of its officers, including Brendan M. Cummins, William G. Dempsey, Jay V. Ihlenfeld, Susan L. Main, Guillermo Novo, Jerome A. Peribere, Craig A. Rogerson, Mark C. Rohr, Ricky C. Sandler, Janice J. Teal, and Kathleen Wilson-Thompson, J. Kevin Willis, Peter J. Ganz and Seth A. Mrozek, will be participants in the solicitation of proxies from stockholders in respect of the 2020 Annual Meeting of Stockholders. Information regarding the ownership of the Company’s directors and executive officers in the company by security holdings or otherwise is included in Ashland’s proxy statement for the 2020 Annual Meeting of Stockholders, which was filed with the SEC on December 9, 2019. To the extent holdings of Ashland securities have changed since the amounts printed in the proxy statement for the 2020 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Stockholders may obtain free copies of the proxy statement and other relevant documents that Ashland files with the SEC on Ashland’s website at http://investor.ashland.com or from the SEC’s website at www.sec.gov.